CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Independent Registered Public Accounting Firm” in the Prospectus and to the use of our report dated June 5, 2015 in this Pre-Effective Amendment No. 2 of the Registration Statement (Form N-2 No. 333-208675 and No. 811-23035) of The Gabelli Go Anywhere Trust (the “Registration Statement”). We also consent to the reference to our firm in the section captioned “Representations and Warranties of the Fund and the Investment Adviser” in the Form of Distribution Agreement filed as an exhibit to the Registration Statement of The Gabelli Go Anywhere Trust.

/s/ERNST & YOUNG LLP

New York, New York

June 28, 2016